Exhibit 2.1

EXECUTION VERSION

EXCHANGE AND REDEMPTION AGREEMENT

by and between

SPECTRA ENERGY CORP

and

SPECTRA ENERGY PARTNERS, LP

Dated as of October 18, 2015

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND TERMS

Section 1.1	Certain Definitions	2
Section 1.2	Other Terms	7
Section 1.3	Calculation of Time Periods	7
Section 1.4	Other Definitional Provisions	7

ARTICLE II
EXCHANGE AND REDEMPTION; CLOSING

Section 2.1	Exchange and Redemption	8
Section 2.2	Deliveries by SE Corp at Closing	8
Section 2.3	Deliveries by SEP at Closing	8
Section 2.4	Redemption of Unit Consideration	9
Section 2.5	Allocation of Unit Consideration	9

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SEP REGARDING SEP AND THE CONVEYING COMPANIES

Section 3.1	Organization and Good Standing	9
Section 3.2	Authorization under Organizational Documents	9
Section 3.3	Ownership of the Conveyed Interests and Subsidiaries	10
Section 3.4	Non-Contravention	10
Section 3.5	Governmental Consents and Approvals	11
Section 3.6	Capitalization	11
Section 3.7	No Brokers or Finders	11
Section 3.8	No Other Representations or Warranties	11

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SE CORP REGARDING SE CORP, SEP GP LP AND THE NEW MEMBERS

Section 4.1	Organization and Good Standing	12
Section 4.2	Authorization under Organizational Documents	12
Section 4.3	Ownership of the Unit Consideration and Subsidiaries	13
Section 4.4	Non-Contravention	14
Section 4.5	Governmental Consents and Approvals	14
Section 4.6	No Brokers or Finders	14
Section 4.7	Independent Investigation; No Other Representations or Warranties	14

ARTICLE V
COVENANTS

Section 5.1	Liability for Income Taxes	15

i

ii

EXHIBITS

EXHIBITS

Exhibit A	Form of Assignment and Assumption of Membership Interest Agreement (Sand Hills Conveyed Interest)

Exhibit B	Form of Assignment and Assumption of Membership Interest Agreement (Southern Hills Conveyed Interest)

Exhibit C	Form of Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP

iii

EXCHANGE AND REDEMPTION AGREEMENT

THIS EXCHANGE AND REDEMPTION AGREEMENT, dated as of October 18, 2015, is entered into by and between Spectra Energy Corp, a Delaware corporation (“SE Corp”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”).

W I T N E S S E T H:

WHEREAS, Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (“SEP GP LP”), owns 71,778,141 Common Units (as defined below) and 6,162,795 General Partner Units (as defined below);

WHEREAS, SEP GP LP holds a certain non-voting limited partner interest in SEP that confers upon the holder thereof only rights and obligations specifically provided in the SEP Partnership Agreement (as defined below) with respect to incentive distribution rights (the “SEP IDRs”);

WHEREAS, (a) SEP owns 100% of the membership interests in Spectra Energy Sand Hills Holding, LLC, a Delaware limited liability company (“SE Sand Holding”), and Spectra Energy Southern Hills Holding, LLC, a Delaware limited liability company (“SE Southern Holding”, and, together with SE Sand Holding, the “Conveying Companies”), (b) SE Sand Holding owns membership interests in DCP Sand Hills Pipeline, LLC, a Delaware limited liability company (“Sand Hills”), representing a 33.335% membership interest (the “Sand Conveyed Interest”), and (c) SE Southern Holding owns membership interests in DCP Southern Hills Pipeline, LLC, a Delaware limited liability company (“Southern Hills”), representing a 33.335% membership interest (the “Southern Conveyed Interest”, and, collectively with the Sand Conveyed Interest, the “Conveyed Interests”);

WHEREAS, (a) SEP GP LP is an indirect, wholly-owned Subsidiary of SE Corp, with Spectra Energy Partners GP, LLC, a Delaware limited liability company, as its general partner (“SEP GP LLC”), (b) SEP GP LP formed, and is the sole member of, DCP Hills Holding, LLC, a Delaware limited liability company (“DCP Hills Holding”), and (c) DCP Hills Holding owns 100% of the membership interests in DCP Sand Holding, LLC, a Delaware limited liability company (“DCP Sand Holding”) and in DCP Southern Holding, LLC, a Delaware limited liability company (“DCP Southern Holding”, and, collectively with DCP Sand Holding, the “New Members”);

WHEREAS, prior to the Closing (as defined below), SE Corp will cause SEP GP LP to transfer the Unit Consideration (as defined below) to the New Members;

WHEREAS, (a) at the Closing SEP will cause (x) SE Sand Holding to convey the Sand Conveyed Interest to DCP Sand Holding and (y) SE Southern Holding to convey the Southern Conveyed Interest to DCP Southern Holding, and the New Members will accept from the Conveying Companies, the Conveyed Interests; (b) in exchange therefor, SE Corp will cause consideration to be provided to SEP in the form of (i) the Unit Consideration, which SE Corp will cause the New Members to transfer to the Conveying Companies at the Closing, which will result in a reduction in Incentive Distributions (as defined below) payable after the Closing to SEP GP LP as the holder of the SEP IDRs, and (ii) an amendment to the SEP Partnership

Agreement (as defined below) to be executed by SEP GP LP at the Closing in its individual capacity, pursuant to which, for a period of 12 consecutive Calendar Quarters commencing with the Calendar Quarter ending on December 31, 2015 and ending with the Calendar Quarter ending on September 30, 2018, aggregate quarterly distributions, if any, to the holders of the SEP IDRs will be reduced by $4,000,000 for each of such Calendar Quarters (provided, that the Incentive Distributions will never be less than zero); and (c) immediately after the Closing, SEP will cause (i) SE Sand Holding to distribute the Sand Unit Consideration (as defined below) to SEP, and (ii) SE Southern Holding to distribute the Southern Unit Consideration (as defined below) to SEP, and (iii) upon SEP’s receipt, all Common Units and General Partner Units comprising the Unit Consideration to be redeemed and cancelled pursuant to Section 7.11 of the SEP Partnership Agreement (collectively, the “Transactions”); and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Simmons & Company International, the financial advisor to the Conflicts Committee, that the total consideration to be paid or otherwise provided by SE Corp pursuant to this Agreement and the terms of the transactions contemplated by this Agreement are fair to SEP and the holders of SEP’s Common Units (other than SE Corp and its Affiliates (as defined below)) from a financial point of view, (ii) found this Agreement and the transactions contemplated hereby to be in the best interest of SEP and the holders of SEP’s Common Units (other than SE Corp and its Affiliates) and (iii) approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything in this definition to the contrary, none of SEP and its Subsidiaries, on the one hand, and SE Corp and its Subsidiaries other than SEP and its Subsidiaries, on the other hand, shall be considered to be Affiliates with respect to each other. For the avoidance of doubt, DCP Midstream, LLC shall not be considered an Affiliate of SE Corp or SEP.

“Agreement” means this Exchange and Redemption Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Amendment” means the Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP executed and delivered pursuant to Section 2.2(e).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of Texas are closed.

“Calendar Quarter” means a three (3) month period ending on (a) March 31, (b) June 30, (c) September 30 or (d) December 31 of any calendar year.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the SEP Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the SEP Partnership Agreement.

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding agreement.

“Conveyed Interests” has the meaning set forth in the recitals.

“Conveying Companies” has the meaning set forth in the recitals.

“DCP Hills Holding” has the meaning set forth in the recitals.

“DCP Sand Holding” has the meaning set forth in the recitals.

“DCP Southern Holding” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 7.4(e).

“Encumbrance” means any lien, pledge, charge, charging order, encumbrance, security interest, option, mortgage or other restriction on transfers.

“General Partner Units” has the meaning set forth in the SEP Partnership Agreement.

“Government Entity” means any federal, state, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental or regulatory entity, including any head of a government department, body or agency, with competent jurisdiction.

“Incentive Distributions” has the meaning set forth in the SEP Partnership Agreement.

“Indemnified Parties” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Liabilities” of any Person means, as of any given time, any and all indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), but excluding any lost profits or diminution of value of any of the Conveyed Interests or Unit Consideration.

“New Members” has the meaning set forth in the recitals.

“Notice Period” has the meaning set forth in Section 7.4(a).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 8.13(b)(i).

“Parties” means SE Corp and SEP, each individually referred to herein as a “Party”.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Government Entity or political subdivision thereof or other entity.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Sand Conveyed Interest” has the meaning set forth in the recitals.

“Sand Hills” has the meaning set forth in the recitals.

“Sand Hills Assignment” means the Assignment and Assumption of Membership Interest Agreement (Sand Hills Conveyed Interest) executed and delivered pursuant to Section 2.2(c) and Section 2.3(c).

“Sand Hills LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of DCP Sand Hills Pipeline, LLC dated as of September 3, 2013, as amended by that certain First Amendment dated as of January 1, 2014.

“Sand Unit Consideration” shall mean the portion of the Unit Consideration allocated, and to be transferred at the Closing, to SE Sand Holding pursuant to Section 2.5.

“SE Corp” has the meaning set forth in the preamble.

“SE Corp Indemnified Parties” has the meaning set forth in Section 7.2.

“SE Sand Holding” has the meaning set forth in the recitals.

“SE Southern Holding” has the meaning set forth in the recitals.

“SEP” has the meaning set forth in the preamble.

“SEP GP LLC” has the meaning set forth in the recitals.

“SEP GP LP” has the meaning set forth in the recitals.

“SEP IDRs” has the meaning set forth in the recitals.

“SEP Indemnified Parties” has the meaning set forth in Section 7.3.

“SEP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of SEP dated as of November 1, 2013, as amended by that certain Amendment No. 1 thereto dated as of July 2, 2015.

“Southern Conveyed Interest” has the meaning set forth in the recitals.

“Southern Hills” has the meaning set forth in the recitals.

“Southern Hills Assignment” means the Assignment and Assumption of Membership Interest Agreement (Southern Hills Conveyed Interest) executed and delivered pursuant to Section 2.2(d) and Section 2.3(d).

“Southern Hills LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of DCP Southern Hills Pipeline, LLC dated as of September 3, 2013, as amended by that certain First Amendment dated as of March 31, 2014.

“Southern Unit Consideration” shall mean the portion of the Unit Consideration allocated, and to be transferred at the Closing, to SE Southern Holding pursuant to Section 2.5.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Taxes” means all federal, state, provincial, territorial, local or foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, transfer, severance, property, production, sales, goods and services, harmonized sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Transaction Documents” means this Agreement, the Sand Hills Assignment, the Southern Hills Assignment, the Amendment and any other documents delivered pursuant to this Agreement.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Unit Consideration” means 21,560,000 Common Units and 440,000 General Partner Units.

Section 1.2 Other Terms. Other capitalized terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The word “day” means calendar day;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement;

(f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(j) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

EXCHANGE AND REDEMPTION; CLOSING

Section 2.1 Exchange and Redemption. On the terms and subject to the conditions set forth herein, on (a) the later to occur of (i) October 30, 2015 and (ii) the third Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Parties may agree, the Parties will consummate the Transactions (the “Closing”) by making the deliveries or taking the actions set forth in Section 2.2 and Section 2.3.

Section 2.2 Deliveries by SE Corp at Closing. At the Closing, SE Corp shall deliver, or cause to be delivered, to SEP or its relevant Subsidiary, the following items, or take (or cause to be taken) the following actions:

(a) DCP Sand Holding shall transfer to SE Sand Holding the Sand Unit Consideration.

(b) DCP Southern Holding shall transfer to SE Southern Holding the Southern Unit Consideration.

(c) A counterpart of the Assignment and Assumption of Membership Interest Agreement (Sand Hills Conveyed Interest) in the form attached hereto as Exhibit A, duly executed by DCP Sand Holding.

(d) A counterpart of the Assignment and Assumption of Membership Interest Agreement (Southern Hills Conveyed Interest) in the form attached hereto as Exhibit B, duly executed by DCP Southern Holding.

(e) A counterpart of the Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP in the form attached hereto as Exhibit C, duly executed by SEP GP LP, in its individual capacity and in its capacity as the general partner of SEP.

(f) The certificate to be delivered at Closing pursuant to Section 6.2(c), duly executed by SE Corp.

Section 2.3 Deliveries by SEP at Closing. At the Closing, SEP shall deliver, or cause to be delivered, to SE Corp or its relevant Subsidiary, the following items, or take (or cause to be taken) the following actions:

(a) SE Sand Holding shall transfer to DCP Sand Holding the Sand Conveyed Interest.

(b) SE Southern Holding shall transfer to DCP Southern Holding the Southern Conveyed Interest.

(c) A counterpart of the Assignment and Assumption of Membership Interest Agreement (Sand Hills Conveyed Interest) in the form attached hereto as Exhibit A, duly executed by SE Sand Holding.

(d) A counterpart of the Assignment and Assumption of Membership Interest Agreement (Southern Hills Conveyed Interest) in the form attached hereto as Exhibit B, duly executed by SE Southern Holding.

(e) The certificate to be delivered at Closing pursuant to Section 6.1(c), duly executed by SEP.

Section 2.4 Redemption of Unit Consideration. Immediately after the Closing, SEP will cause (i) SE Sand Holding to distribute the Sand Unit Consideration to SEP, (ii) SE Southern Holding to distribute the Southern Unit Consideration to SEP, and (iii) upon SEP’s receipt, all Common Units and General Partner Units comprising the Unit Consideration to be redeemed and cancelled pursuant to Section 7.11 of the SEP Partnership Agreement.

Section 2.5 Allocation of Unit Consideration. At Closing, 68% of each of the Common Units and General Partner Units comprising the Unit Consideration shall be transferred to SE Sand Holding and 32% of each of the Common Units and General Partner Units comprising the Unit Consideration shall be transferred to SE Southern Holding, with the number of Common Units and General Partner Units to be transferred to SE Sand Holding based on such allocation to be rounded up to the next highest number of whole units and the number of Common Units and General Partner Units to be transferred to SE Southern Holding based on such allocation to be rounded down to the next lowest number of whole units.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEP REGARDING SEP AND THE CONVEYING COMPANIES

SEP represents and warrants to SE Corp as follows:

Section 3.1 Organization and Good Standing.

(a) Each of SEP, SE Sand Holding and SE Southern Holding has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of SEP, SE Sand Holding and SE Southern Holding is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification.

Section 3.2 Authorization under Organizational Documents. SEP has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Each of the Conveying Companies has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of SEP’s and the Conveying Companies’ respective obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action under the respective Organizational Documents of SEP and the Conveying Companies. This Agreement and the other Transaction Documents to which SEP and the Conveying Companies are a party have been duly executed and delivered by SEP and the Conveying Companies and, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of SEP and the Conveying Companies, enforceable against SEP and the Conveying Companies in accordance with their terms, as applicable, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

Section 3.3 Ownership of the Conveyed Interests and Subsidiaries.

(a) SE Sand Holding is the record and beneficial owner of, and has good and valid title to, the Sand Conveyed Interest, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of Sand Hills or applicable securities Laws, or resulting from actions of SE Corp or any of its Affiliates). SE Southern Holding is the record and beneficial owner of, and has good and valid title to, the Southern Conveyed Interest, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of Southern Hills or applicable securities Laws, or resulting from actions of SE Corp or any of its Affiliates). Immediately following Closing, DCP Sand Holding will acquire good and valid title to the Sand Conveyed Interest, free and clear of any Encumbrances (other than those arising pursuant to applicable securities Laws, the Organizational Documents of Sand Hills or resulting from actions of SE Corp or any of its Affiliates). Immediately following Closing, DCP Southern Holding will acquire good and valid title to the Southern Conveyed Interest, free and clear of any Encumbrances (other than those arising pursuant to applicable securities Laws, the Organizational Documents of Southern Hills or resulting from actions of SE Corp or any of its Affiliates).

(b) SEP is the record and beneficial owner of, and has good and valid title to, 100% of the membership interests in SE Sand Holding and SE Southern Holding, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SE Sand Holding and SE Southern Holding or applicable securities Laws, or resulting from actions of SE Corp or any of its Affiliates).

Section 3.4 Non-Contravention. Other than any notices required under Section 5.4 of the Sand Hills LLC Agreement to Phillips 66 Sand Hills LLC and DCP Pipeline Holding LLC and Section 5.4 of the Southern Hills LLC Agreement to Phillips 66 Southern Hills LLC and DCP Pipeline Holding LLC, the execution and delivery by SEP of this Agreement and by each of the Conveying Companies of the other Transaction Documents to which it is a party, the performance of its obligations pursuant to the Transaction Documents to which it is a party, and the consummation of the Transactions will not constitute or result in (a) a violation of the

Organizational Documents of SEP or a Conveying Company, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SEP or a Conveying Company pursuant to, any Contract to which SEP or a Conveying Company is a party (with or without notice or lapse of time or both), or (c) a breach or violation of, or a default under, any Law to which SEP or its Affiliates (including the Conveying Companies) are subject, except, in the case of the foregoing clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP or a Conveying Company to consummate the Transactions.

Section 3.5 Governmental Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by SEP or a Conveying Company from, or to be given by SEP or a Conveying Company to, or to be made by SEP or a Conveying Company with, any Government Entity in connection with the execution, delivery and performance by SEP or a Conveying Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SEP or the Conveying Companies to consummate the Transactions.

Section 3.6 Capitalization. The Conveyed Interests have been duly authorized and are validly issued and are fully paid and nonassessable (subject to Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). Other than pursuant to the Organizational Documents of Sand Hills or Southern Hills or as expressly provided in this Agreement, to SEP’s knowledge, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any of Sand Hills or Southern Hills are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of any of Sand Hills or Southern Hills, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of Sand Hills or Southern Hills, the equity interests in Sand Hills or Southern Hills owned by the Conveying Companies are not subject to any voting trust agreement or similar arrangement relating to the voting of such capital stock or other equity interests.

Section 3.7 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SEP or any of its Affiliates who is entitled to any fee or commission from SEP or any of its Affiliates in connection with the Transactions for which SE Corp or any of its Affiliates would be liable.

Section 3.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of SEP, any of its Affiliates, any of its or their respective stockholders, trustees, members, fiduciaries or Representatives, or any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Conveying Companies, their respective Affiliates, the Conveyed Interests, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in this Article III, SEP disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by SEP, any of its Affiliates, any of their respective equity holders, trustees, members, fiduciaries or Representatives or any other Person and (b) all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to SE Corp or its Affiliates. None of SEP, any of its Affiliates, any of its or their respective equity holders, trustees, members, fiduciaries or Representatives or any other Person has made or is making any representations or warranties to SE Corp or any other Person regarding the probable success or profitability of the Conveyed Interests (whether before or after Closing), including regarding the possibility or likelihood of any action, application, challenge, claim, proceeding or review, regulatory or otherwise, including, in each case, in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to the Conveyed Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SE CORP REGARDING SE CORP, SEP GP LP AND THE NEW MEMBERS

SE Corp represents and warrants to SEP as follows:

Section 4.1 Organization and Good Standing.

(a) Each of SE Corp, SEP GP LLC, SEP GP LP and the New Members has been duly organized, is validly existing and is in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of SE Corp, SEP GP LLC, SEP GP LP and the New Members is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification.

Section 4.2 Authorization under Organizational Documents. SE Corp has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. SEP GP LLC has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. SEP GP LP has all requisite limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. Each of the New Members has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of this

Agreement and the other Transaction Documents, the performance of SE Corp’s, SEP GP LLC’s, SEP GP LP’s and each of the New Members’ respective obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action under the respective Organizational Documents of SE Corp, SEP GP LLC, SEP GP LP and such New Member. This Agreement and the other Transaction Documents to which SE Corp, SEP GP LLC, SEP GP LP and any of the New Members are a party have been duly executed and delivered by SE Corp, SEP GP LLC, SEP GP LP and such New Member and, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of SE Corp, SEP GP LLC, SEP GP LP and such New Member, enforceable against SE Corp, SEP GP LLC, SEP GP LP and such New Member in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Ownership of the Unit Consideration and Subsidiaries.

(a) SEP GP LP is the record and beneficial owner of, and has good and valid title to, the Common Units and General Partner Units that comprise the Unit Consideration, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SEP or applicable securities Laws, or resulting from actions of SEP or any of its Affiliates). Immediately prior to Closing, DCP Sand Holding will be the record and beneficial owner of, and have good and valid title to, the Common Units and General Partner Units that comprise the Sand Unit Consideration, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SEP or applicable securities Laws, or resulting from actions of SEP or any of its Affiliates). Immediately prior to Closing, DCP Southern Holding will be the record and beneficial owner of, and have good and valid title to, the Common Units and General Partner Units that comprise the Southern Unit Consideration, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SEP or applicable securities Laws, or resulting from actions of SEP or any of its Affiliates). Immediately following Closing, SE Sand Holding will acquire good and valid title to the Common Units and General Partner Units that comprise the Sand Unit Consideration, free and clear of any Encumbrances (other than those arising pursuant to applicable securities Laws, the Organizational Documents of SEP or resulting from actions of SEP or any of its Affiliates). Immediately following Closing, SE Southern Holding will acquire good and valid title to the Common Units and General Partner Units that comprise the Southern Unit Consideration, free and clear of any Encumbrances (other than those arising pursuant to applicable securities Laws, the Organizational Documents of SEP or resulting from actions of SEP or any of its Affiliates).

(b) SE Corp is the indirect beneficial owner and has the power to control (as defined in the definition of Affiliate above) all of the equity interests in SEP GP LLC, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SEP GP LLC or applicable securities Laws). SEP GP LLC is the record and beneficial owner of, and has good and valid title to, all of the general partner interests in SEP GP LP, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of SEP GP LP or applicable securities Laws). SEP GP LP is the record and beneficial owner of, and has good and valid title to, 100% of the membership interests in DCP Hills Holding, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of DCP Hills Holding or applicable securities Laws). DCP Hills Holding is the record and beneficial owner of, and has good and valid title to, 100% of the membership interests in DCP Sand Holding and DCP Southern Holding, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of DCP Sand Holding or DCP Southern Holding or applicable securities Laws).

Section 4.4 Non-Contravention. The execution and delivery by SE Corp of this Agreement and by each of SEP GP LLC, SEP GP LP and the New Members of the other Transaction Documents to which it is a party, the performance of its obligations pursuant to the Transaction Documents to which it is a party, and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of SE Corp, SEP GP LLC, SEP GP LP or either New Member, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SE Corp, SEP GP LLC, SEP GP LP or either New Member pursuant to, any Contract to which SE Corp, SEP GP LLC, SEP GP LP or such New Member is a party (with or without notice or lapse of time or both) or (c) a breach or violation of, or a default under, any Law to which SE Corp or its Affiliates (including SEP GP LLC, SEP GP LP and the New Members) are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SE Corp, SEP GP LLC, SEP GP LP or any of the New Members to consummate the Transactions.

Section 4.5 Governmental Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by SE Corp, SEP GP LP or any of the New Members from, or to be given by SE Corp, SEP GP LLC, SEP GP LP or any of the New Members to, or be made by SE Corp, SEP GP LLC, SEP GP LP or any of the New Members with, any Government Entity in connection with the execution, delivery and performance by SE Corp, SEP GP LLC, SEP GP LP or any of the New Members of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of SE Corp, SEP GP LLC, SEP GP LP or any of the New Members to consummate the Transactions.

Section 4.6 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SE Corp or any of its Affiliates (including SEP GP LLC, SEP GP LP and the New Members) who is entitled to any fee or commission from SE Corp or any of its Affiliates (including SEP GP LP and the New Members) in connection with the Transactions for which SEP or any of its Affiliates would be liable.

Section 4.7 Independent Investigation; No Other Representations or Warranties. SE Corp acknowledges that in making the decision to enter into this Agreement and to consummate the Transactions, SE Corp has relied solely on (a) the basis of its own independent investigation of Sand Hills and Southern Hills and the risks related thereto and (b) upon the express written representations, warranties and covenants in this Agreement. Without limiting the foregoing, SE Corp expressly acknowledges the provisions set forth in Section 3.8. Except for the representations and warranties contained in this Article IV, none of SE Corp, any of its

Affiliates, any of its or their respective equity holders, trustees or Representatives, and any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to SE Corp or its Affiliates, or its or their respective businesses, the Unit Consideration, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in this Article IV, SE Corp disclaims, on behalf of itself and its Affiliates, (i) any other representations or warranties, whether made by SE Corp, any of its Affiliates, any of their respective equity holders, trustees or Representatives or any other Person and (ii) all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to SEP or its Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Liability for Income Taxes.

(a) SEP shall be liable for, and shall indemnify, defend and hold harmless SE Corp, SEP GP LLC, SEP GP LP and the New Members from any unpaid income taxes (including related penalties and interest) imposed on or incurred by or with respect to the Conveyed Interests or the assets related to the Conveyed Interests, attributable to (i) any taxable period ending on or prior to the Closing Date, or (ii) for any taxable period beginning prior to the Closing Date but ending after the Closing Date, the portion of such taxable period ending on or prior to the Closing Date.

(b) SE Corp shall be liable for any income taxes (including related penalties and interest) imposed on or incurred by or with respect to the Conveyed Interests or the assets related to the Conveyed Interests attributable to (i) any taxable period beginning after the Closing Date, or (ii) for any taxable period beginning prior to the Closing Date but ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(c) Whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to the Conveyed Interests or the assets related to the Conveyed Interests for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made in accordance with the limited liability company agreement in effect with respect to Southern Hills and Sand Hills, respectively.

(d) SE Corp shall indemnify, defend and hold harmless SEP from any Taxes imposed on or incurred by or with respect to the Conveyed Interests as a result of any technical termination under section 708(b)(1)(B) of the Code that may occur with respect to Sand Hills or Southern Hills as a result of the transfers of the Conveyed Interests pursuant to the Transactions contemplated by this Agreement (whether or not such technical termination is the result of the Transactions in isolation or only when the transfers occurring pursuant to the Transactions contemplated by this Agreement are cumulated with transfers by other members of Sand Hills or Southern Hills within the twelve-month period preceding or following such transfers).

Section 5.2 Transfer Taxes. All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto, arising out of or in connection with, or resulting directly from, the Transactions (“Transfer Taxes”), shall be borne one-half by SE Corp and one-half by SEP, except that any interest, additions and penalties that arise as a result of a Person’s failure to timely and properly pay its portion of the Transfer Taxes shall be borne exclusively by such Person. SEP and SE Corp shall cooperate in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes.

Section 5.3 Tax Termination Make-Whole Payments. SE Corp shall cause DCP Sand Holding and DCP Southern Holding to assume, effective as of the Closing, the respective obligations of SE Sand Holding and SE Southern Holding, as “Terminating Members” under each of the Sand Hills LLC Agreement and the Southern Hills LLC Agreement, to pay to Phillips 66 Sand Hills LLC and DCP Pipeline Holding LLC as to Sand Hills, and Phillips 66 Southern Hills LLC and DCP Pipeline Holding LLC as to Southern Hills, the amounts pursuant to Section 5.6 of the Sand Hills LLC Agreement and Section 5.6 of the Southern Hills LLC Agreement, respectively, which obligations would arise upon the Closing as a result of the transfer of Conveyed Interests pursuant to this Agreement.

Section 5.4 Distribution Make-Whole. If the Closing occurs, SEP shall retain the right of SE Sand Holding and SE Southern Holding to any distributions attributable to their respective ownership of the Conveyed Interests for the period beginning on the first day of the fourth Calendar Quarter of 2015 and ending on and including the Closing Date. If the Closing occurs, SE Corp agrees to pay or cause to be paid to SEP any distributions attributable to SE Sand Holding’s and SE Southern Holding’s respective ownership of the Conveyed Interests with respect to such period (determined based on the number of days in such period compared to the total number of days in such Calendar Quarter), which payment is due to SEP within three (3) Business Days of the date on which Sand Hills or Southern Hills, as applicable, pays quarterly cash distributions to its members with respect to the fourth Calendar Quarter of 2015.

Section 5.5 Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of SE Corp. The obligation of SE Corp to effect the Closing is subject to the satisfaction (or waiver), at or prior to Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SEP set forth in Article III shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to Closing by SEP and its Affiliates shall have been duly performed by SEP and its Affiliates in all material respects.

(c) Certificate. SE Corp shall have received a certificate, signed by a duly authorized officer of the SEP GP LLC on behalf of SEP, and dated as of the Closing Date, to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.

(d) Contribution Agreement. The conditions to the closing of the transactions under that certain Contribution Agreement, dated October 18, 2015, by and among Phillips Gas Company, Spectra Energy DEFS Holding, LLC, Spectra Energy DEFS Holding II, LLC and DCP Midstream, LLC, and, for certain limited purposes, SE Corp and Phillips 66 Company, pursuant to which certain assets are contributed to DCP Midstream, LLC by its owners, shall have been met (other than the closing of the Transactions).

(e) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

Section 6.2 Conditions to the Obligations of SEP. The obligation of SEP to effect the Closing is subject to the satisfaction (or waiver), at or prior to Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SE Corp set forth in Article IV shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to Closing by SE Corp and its Affiliates shall have been duly performed by SE Corp and its Affiliates in all material respects.

(c) Certificate. SEP shall have received a certificate, signed by a duly authorized officer of SE Corp and dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1 Survival. The representations and warranties in this Agreement shall survive indefinitely. All covenants and agreements that by their terms apply or are to be performed in whole or in part after Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to Closing shall terminate at Closing.

Section 7.2 Indemnification by SEP. SEP hereby agrees that it shall indemnify, defend and hold harmless, without duplication, SE Corp, its Affiliates (including Sand Hills and Southern Hills, to the extent held directly or indirectly by SE Corp after Closing and fulfilling the requirements of the definition of Affiliate in this Agreement) and their respective directors, managers, officers, equity holders, members, partners, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “SE Corp Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the SE Corp Indemnified Parties from and after Closing, to the extent arising out of:

(a) any breach of any representation or warranty in Article III of this Agreement for the period such representation or warranty survives;

(b) any breach by SEP or any of its Affiliates of any covenant or agreement made by SEP in this Agreement; and

(c) the matters set forth in Section 5.1(a).

Section 7.3 Indemnification by SE Corp. SE Corp hereby agrees that it shall indemnify, defend and hold harmless SEP and its Affiliates, directors, managers, officers, equity holders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “SEP Indemnified Parties” and collectively with the SE Corp Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the SEP Indemnified Parties from and after Closing, to the extent arising out of:

(a) any breach of any representation or warranty in Article IV for the period such representation or warranty survives;

(b) any breach by SE Corp and its Affiliates of any covenant or agreement made by SE Corp in this Agreement; and

(c) the matters set forth in Sections 5.1(b) and 5.1(d).

Section 7.4 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third-Party Claim, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ a single separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall participate in such defense and employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) Any claim by an Indemnified Party for indemnification under this Agreement that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice as promptly as reasonably practicable. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of fifteen (15) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such fifteen (15) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.5 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party (provided, that, in the event of a good faith dispute with respect to a Loss, the Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 30 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties to such dispute have agreed to submit thereto.

Section 7.6 Remedies; Exclusive Remedy. Except in the case of fraud and as otherwise provided in Section 8.8, the rights and remedies under this Article VII are exclusive and in lieu of any and all other rights and remedies that the SEP Indemnified Parties may have against SE Corp or that the SE Corp Indemnified Parties may have against SEP with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Each of the Parties expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party and its respective Affiliates, now or in the future under any Law with respect to the Transactions. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the Transactions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), or (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to SE Corp and SEP, respectively, at the following addresses or facsimile numbers (or at such other address or facsimile number for SE Corp and SEP as shall be specified for such purpose in a notice given in accordance with this Section 8.1):

To SEP:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to the Conflicts Committee’s legal counsel:

McGuire Woods LLP

600 Travis Street, Suite 7500

Houston, Texas 77002

Facsimile: 832-214-9928

Attn: David Ronn

To SE Corp:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to SE Corp’s legal counsel:

Vinson & Elkins, LLP

1001 Fannin, Suite 2500

Houston, TX 77002

Facsimile: 713-615-5649

Attn: Douglas S. Bland

Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person against whom the waiver is to be effective. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII hereof.

Section 8.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of SEP and SE Corp and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of any Party or any entity that directly or indirectly controls any Party shall constitute an assignment hereunder), without the prior written consent of the other, except as provided in Section 8.5, and any attempted or purported assignment in violation of this Section 8.3 shall be null and void. From and after Closing, each Person that is an Indemnified Party but not a party to this Agreement shall be an express third-party beneficiary of Article VII. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.4 Entire Agreement. This Agreement (including all Exhibits), and the other Transaction Documents contain the entire agreement between SE Corp and SEP with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.5 Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

Section 8.6 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Person signatory hereto incurring such costs and expenses.

Section 8.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the substantive Laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b) Except as otherwise set forth in this Agreement, all actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of SE Corp and SEP hereby, on behalf of itself and its Affiliates from time to time, (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement any of the other Transaction Documents or the consummation of the Transactions brought by any of them, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.7(C).

Section 8.8 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, a Party, in the case of a breach by the other Party, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to Closing.

Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.10 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12 Action by SEP. With respect to any action (including any case where the agreement of, or selection by, SEP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SEP at any time (including after the Closing) with respect to, or in connection with, this Agreement, such action, notice, consent, approval or waiver shall not be taken or given by SEP until first approved by the Conflicts Committee.

Section 8.13 Termination.

(a) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of SE Corp and SEP.

(b) This Agreement may be terminated at any time prior to the Closing by SE Corp or by SEP:

(i) by giving written notice of such termination to SEP, in the case of a termination by SE Corp, or to SE Corp, in the case of a termination by SEP, if the Closing has not occurred on or before December 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.13(b)(i) shall not be available to SE Corp or to SEP where the failure of SE Corp or the failure of SEP, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur on or before the Outside Date; or

(ii) by giving written notice of such termination to SEP, in the case of a termination by SE Corp, or to SE Corp, in the case of a termination by SEP, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material part of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.13(b)(ii) shall not be available to SE Corp or to SEP where the failure of SE Corp or the failure of SEP, respectively, to fulfill any of its obligations under this Agreement has caused or resulted in such order, decree, ruling or action.

(c) This Agreement may be terminated at any time prior to the Closing by SE Corp if there has been a breach of any representation, warranty, covenant or agreement made by SEP in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by SE Corp to SEP and (ii) one Business Day prior to the Outside Date; provided that SE Corp is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) not to be satisfied.

(d) This Agreement may be terminated at any time prior to the Closing by SEP if there has been a breach of any representation, warranty, covenant or agreement made by SE Corp in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by SEP to SE Corp and (ii) one Business Day prior to the Outside Date; provided that SEP is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(e) not to be satisfied.

(e) In the event of the termination of this Agreement in accordance with this Section 8.13, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or its respective Affiliates, or its or their respective partners, directors, officers or employees, pursuant to this Agreement except for the obligations of SE Corp and SEP contained in this Section 8.13(e) (and any related definitional provisions set forth in Article I). Notwithstanding the foregoing, nothing in this Section 8.13(e) shall relieve SE Corp or SEP from liability for any willful breach of this Agreement that arose prior to such termination.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Exchange and Redemption Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

SE CORP:

SPECTRA ENERGY CORP

By:	/s/ Guy G. Buckley
Name:	Guy G. Buckley
Title:	Chief Development Officer

SEP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

	By:	Spectra Energy Partners GP, LLC,
its general partner

		By:	/s/ Reginald D. Hedgebeth
		Name:	Reginald D. Hedgebeth
		Title:	General Counsel

Signature Page to Exchange and Redemption Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT

(SAND HILLS CONVEYED INTEREST)

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT (SAND HILLS CONVEYED INTEREST) (this “Agreement”) is entered into as of [●], 2015 at [●] (Central Time) (the “Effective Time”) by and between Spectra Energy Sand Hills Holding, LLC, a Delaware limited liability company (“Assignor”), and DCP Sand Holding, LLC, a Delaware limited liability company (“Assignee”). Unless otherwise specified, capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Second Amended and Restated Limited Liability Company Agreement of DCP Sand Hills Pipeline, LLC, a Delaware limited liability company (the “Company”), dated September 3, 2013, as amended by that certain First Amendment dated as of January 1, 2014 (as so amended, the “LLC Agreement”).

W I T N E S S E T H:

WHEREAS, Assignee is an indirect, wholly-owned Subsidiary of the Parent of Assignor;

WHEREAS, Assignor is the registered and beneficial owner of membership interests in the Company representing a 33.335% membership interest (the “Company Interest”);

WHEREAS, reference is made to that certain Exchange and Redemption Agreement, dated as of October 18, 2015, by and between Spectra Energy Corp, a Delaware corporation, and Spectra Energy Partners, LP, a Delaware limited partnership (the “Exchange and Redemption Agreement”); and

WHEREAS, pursuant to Sections 2.1, 2.2 and 2.3 of the Exchange and Redemption Agreement and in accordance with Sections 5.1(d) and 5.4 of the LLC Agreement, Assignor desires to transfer, grant, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Company Interest, and Assignee desires to accept such assignment from Assignor, become a party to and be bound by the terms of the LLC Agreement, and assume all of Assignor’s liabilities and obligations with respect to the Company Interest, in each case from and after the Effective Time, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. As of the Effective Time, Assignor hereby irrevocably transfers, grants, conveys and assigns to Assignee all of its right, title and interest in and to the Company Interest, together with all of Assignor’s rights and obligations under or pursuant to the LLC Agreement and the Delaware Limited Liability Company Act with respect to the Company Interest.

2. Acceptance, Assumption and Acknowledgement. As of the Effective Time, Assignee hereby (a) accepts Assignor’s assignment of the Company Interest pursuant to Section 1, (b) acknowledges and agrees to become a party to and be bound by the terms and conditions of the LLC Agreement as a Member of the Company, and (c) assumes and agrees to perform all of Assignor’s liabilities and obligations with respect to the Company Interest, including, without limitation, the obligation of Assignor, as the Terminating Member, to pay to Phillips 66 Sand Hills LLC and DCP Pipeline Holding LLC, as the other Members, the Damage Amount and the tax gross-up amount pursuant to Section 5.6 of the LLC Agreement, which obligations arise as a result of the transfer of the Company Interest pursuant to this Agreement.

3. Effect of Assignment. As of the Effective Time, (a) Assignee shall own the Company Interest in accordance with this Agreement; (b) Assignee shall be deemed to be admitted to the Company as the “Spectra Member” holding a 33.335% membership interest in the Company, and such admission shall hereby be deemed evidenced by this Agreement, and this Agreement shall be included in the books and records of the Company to reflect such admission; and (c) Assignor shall cease to be a Member of the Company and cease to have any right, title or interest in or to the Company Interest; provided, however, in accordance with Section 5.4 of the LLC Agreement, Assignor shall remain fully liable for the fulfillment of its obligations under the LLC Agreement to the extent such obligations accrue prior to the Effective Time.

4. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b) Except as otherwise set forth in the Exchange and Redemption Agreement, all actions, suits or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of Assignee and Assignor hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts and

(iii) irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.1 of the Exchange and Redemption Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH OF ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF ASSIGNOR AND ASSIGNEE HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(C).

5. Further Assurances. Assignor and Assignee agree to take such further action as may be reasonably required to effect the purposes of this Agreement.

6. No Assignment. This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors, legal representatives and permitted assigns. Neither Assignor nor Assignee may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of either Assignor or Assignee or any entity that directly or indirectly controls either Assignor or Assignee shall constitute an assignment hereunder), without the prior written consent of the other and any attempted or purported assignment in violation of this Section 6 shall be null and void.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

ASSIGNOR:

SPECTRA ENERGY SAND HILLS HOLDING, LLC

By:
Name:
Title:

ASSIGNEE:

DCP SAND HOLDING, LLC

By:
Name:
Title:

Signature Page to

Assignment and Assumption of Membership Interest Agreement

(Sand Hills Conveyed Interest)

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT

(SOUTHERN HILLS CONVEYED INTEREST)

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT (SOUTHERN HILLS CONVEYED INTEREST) (this “Agreement”) is entered into as of [●], 2015 at [●] (Central Time) (the “Effective Time”) by and between Spectra Energy Southern Hills Holding, LLC, a Delaware limited liability company (“Assignor”), and DCP Southern Holding, LLC, a Delaware limited liability company (“Assignee”). Unless otherwise specified, capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Second Amended and Restated Limited Liability Company Agreement of DCP Southern Hills Pipeline, LLC, a Delaware limited liability company (the “Company”), dated September 3, 2013, as amended by that certain First Amendment dated as of March 31, 2014 (as so amended, the “LLC Agreement”).

W I T N E S S E T H:

WHEREAS, Assignee is an indirect, wholly-owned Subsidiary of the Parent of Assignor;

WHEREAS, Assignor is the registered and beneficial owner of membership interests in the Company representing a 33.335% membership interest (the “Company Interest”);

WHEREAS, reference is made to that certain Exchange and Redemption Agreement, dated as of October 18, 2015, by and between Spectra Energy Corp, a Delaware corporation, and Spectra Energy Partners, LP, a Delaware limited partnership (the “Exchange and Redemption Agreement”); and

WHEREAS, pursuant to Sections 2.1, 2.2 and 2.3 of the Exchange and Redemption Agreement and in accordance with Sections 5.1(d) and 5.4 of the LLC Agreement, Assignor desires to transfer, grant, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Company Interest, and Assignee desires to accept such assignment from Assignor, become a party to and be bound by the terms of the LLC Agreement, and assume all of Assignor’s liabilities and obligations with respect to the Company Interest, in each case from and after the Effective Time, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

8. Assignment. As of the Effective Time, Assignor hereby irrevocably transfers, grants, conveys and assigns to Assignee all of its right, title and interest in and to the Company Interest, together with all of Assignor’s rights and obligations under or pursuant to the LLC Agreement and the Delaware Limited Liability Company Act with respect to the Company Interest.

9. Acceptance, Assumption and Acknowledgement. As of the Effective Time, Assignee hereby (a) accepts Assignor’s assignment of the Company Interest pursuant to Section 1, (b) acknowledges and agrees to become a party to and be bound by the terms and conditions of the LLC Agreement as a Member of the Company, and (c) assumes and agrees to perform all of Assignor’s liabilities and obligations with respect to the Company Interest, including, without limitation, the obligation of Assignor, as the Terminating Member, to pay to Phillips 66 Southern Hills LLC and DCP Pipeline Holding LLC, as the other Members, the Damage Amount and the tax gross-up amount pursuant to Section 5.6 of the LLC Agreement, which obligations arise as a result of the transfer of the Company Interest pursuant to this Agreement.

10. Effect of Assignment. As of the Effective Time, (a) Assignee shall own the Company Interest in accordance with this Agreement; (b) Assignee shall be deemed to be admitted to the Company as the “Spectra Member” holding a 33.335% membership interest in the Company, and such admission shall hereby be deemed evidenced by this Agreement, and this Agreement shall be included in the books and records of the Company to reflect such admission; and (c) Assignor shall cease to be a Member of the Company and cease to have any right, title or interest in or to the Company Interest; provided, however, in accordance with Section 5.4 of the LLC Agreement, Assignor shall remain fully liable for the fulfillment of its obligations under the LLC Agreement to the extent such obligations accrue prior to the Effective Time.

11. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b) Except as otherwise set forth in the Exchange and Redemption Agreement, all actions, suits or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of Assignee and Assignor hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts and (iii)

irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.1 of the Exchange and Redemption Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH OF ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF ASSIGNOR AND ASSIGNEE HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(C).

12. Further Assurances. Assignor and Assignee agree to take such further action as may be reasonably required to effect the purposes of this Agreement.

13. No Assignment. This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors, legal representatives and permitted assigns. Neither Assignor nor Assignee may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of either Assignor or Assignee or any entity that directly or indirectly controls either Assignor or Assignee shall constitute an assignment hereunder), without the prior written consent of the other and any attempted or purported assignment in violation of this Section 6 shall be null and void.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

ASSIGNOR:

SPECTRA ENERGY SOUTHERN HILLS HOLDING, LLC

By:
Name:
Title:

ASSIGNEE:

DCP SOUTHERN HOLDING, LLC

By:
Name:
Title:

Signature Page to

Assignment and Assumption of Membership Interest Agreement

(Southern Hills Conveyed Interest)

EXHIBIT C

FORM OF

Amendment No. 2

to

Second Amended and Restated Agreement of Limited Partnership

of Spectra Energy Partners, LP

This Amendment No. 2 (this “Amendment”), to the Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of November 1, 2013, as amended by Amendment No. 1 dated July 2, 2015 (as so amended, the “Partnership Agreement”), is entered into as of [●] 2015 at [●] (Central Time) (the “Effective Time”) by Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”), in its capacity as the general partner of Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to authority granted to the General Partner in Article XIII of the Partnership Agreement, and in its individual capacity. Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests;

WHEREAS, pursuant to the Exchange and Redemption Agreement dated as of October 18, 2015 (the “Exchange and Redemption Agreement”) between the Partnership and Spectra Energy Corp (“SE Corp”), approved by Special Approval on October 7, 2015, SE Corp has agreed to cause the General Partner (an indirect, wholly-owned subsidiary of SE Corp and the sole holder of the Incentive Distribution Rights), in its individual capacity, to agree to reduce, for a period of 12 consecutive Quarters commencing with the Quarter ending on December 31, 2015 and ending with the Quarter ending on September 30, 2018, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights by $4,000,000 for each of such Quarters (provided, that the Incentive Distributions will never be less than zero);

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Exchange and Redemption Agreement that the General Partner, both in its individual capacity and in its capacity as general partner of the Partnership, enters into this Amendment;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner, in its capacity as the general partner of the Partnership, has determined that the following amendment to the Partnership Agreement does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests; and

WHEREAS, the General Partner, both in its individual capacity and in its capacity as general partner of the Partnership, desires to enter into this Amendment.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) As of the Effective Time, Section 6.4 of the Partnership Agreement is hereby amended by adding the following new subsection (c) to such Section 6.4:

(c) IDR Give Back 2015 to 2018. Notwithstanding anything to the contrary in Section 6.4(b), for a period of twelve (12) consecutive Quarters commencing with the Quarter ending on December 31, 2015 and ending with the Quarter ending on September 30, 2018, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii), (iv) and (v) of Section 6.4(b) shall be reduced by $4,000,000 for each of such Quarters; provided, that the Incentive Distributions will never be less than zero. For the avoidance of doubt, if Incentive Distributions are reduced by less than $4,000,000 in any Quarter, there will be no carryover of any such difference to subsequent Quarters.

Section 2. Continuation of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect. Except as modified herein, all references therein to the “Agreement” shall be deemed to mean the Partnership Agreement as amended by this Amendment.

Section 3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

Section 4. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of the Effective Time.

GENERAL PARTNER:

SPECTRA ENERGY PARTNERS (DE) GP, LP, in its individual capacity and in its capacity as the general partner of Spectra Energy Partners, LP

By:	SPECTRA ENERGY PARTNERS GP, LLC, its general partner

By:
Name:
Title:

Signature Page to Amendment No. 2 to

Second Amended and Restated Agreement of Limited Partnership

of Spectra Energy Partners, LP